Exhibit 10.6

CHESAPEAKE LODGING TRUST

Trustee Compensation Policy

The non-officer trustees of Chesapeake Lodging Trust (the “Trust”) shall be paid an annual retainer fee of $50,000, payable quarterly. In addition, the audit committee chairman will be paid an additional annual retainer of $15,000, the compensation committee chairman will be paid an additional annual retainer of $10,000 and the nominating and corporate governance committee chairman will be paid an additional annual retainer of $7,500, in each case payable quarterly in cash. Thomas A. Natelli, the Chairman of the Board of Trustees of the Trust, will be paid an additional annual retainer of $20,000. Although the Trust will reimburse the trustees for reasonable out-of-pocket expenses incurred in connection with performance of their duties as trustees, including, without limitation, travel expenses in connection with their attendance at board and committee meetings, the Trust will not pay any trustee a separate fee for meetings attended. Furthermore, trustees will not receive any perquisites.

The non-officer trustees may elect to receive their annual retainers and chair committee fees in whole or in part in the form of cash or immediately vested common shares of beneficial interest of the Trust (“Common Shares”) based on the closing market price of the Common Shares on the grant date.

Concurrently with the closing of the Trust’s initial public offering, the Trust granted each of the non-officer trustees 1,000 Common Shares, except that Mr. Natelli received a grant of 1,500 Common Shares in recognition of his expanded responsibilities as Chairman of the Board of Trustees. In connection with each annual meeting of shareholders, each of the Trust’s non-officer trustees will receive an additional grant of restricted Common Shares. Vesting for all subsequent grants, excluding the grants made at completion of the offering, will occur on the date of the next annual meeting, with acceleration upon termination due to death, disability or involuntary termination of service as a result of a change in control. Dividends will be paid on the unvested restricted shares when declared and paid on the Trust’s Common Shares generally.